Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
WASHINGTON FEDERAL, INC.
and
ANCHOR BANCORP

Dated as of April 11, 2017

2.1	Exchange Agent	5
2.2	Washington Federal to Make Shares Available	5
2.3	Exchange of Shares	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ANCHOR		8

3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Consents and Approvals	11
3.5	Reports	11
3.6	Financial Statements and Internal Controls	11
3.7	Broker's Fees	13
3.8	Absence of Certain Changes or Events	13
3.9	Legal Proceedings	13
3.10	Taxes and Tax Returns	13
3.11	Employees	14
3.12	SEC Reports	16
3.13	Compliance with Applicable Law	17
3.14	Certain Contracts	18
3.15	Agreements with Regulatory Agencies	18
3.16	Risk Management Instruments	19
3.17	Environmental Matters. To the knowledge of Anchor,	19
3.18	Investment Securities, Commodities and BOLI	19
3.19	Title.	20
3.20	Intellectual Property	20
3.21	Related Party Transactions	21
3.22	State Takeover Laws	21
3.23	Reorganization. Neither	22
3.24	Opinion of Financial Advisor	22
3.25	Anchor Information	22
3.26	Loan Portfolio	22
3.27	Insurance	23
3.28	Anchor Bank Liquidation Account	23

3.29	Books and Records	23
3.30	Indemnification	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF WASHINGTON FEDERAL		23

4.1	Corporate Organization	23
4.2	Capitalization	24
4.3	Authority; No Violation	25
4.4	Consents and Approvals	25
4.5	Reports	26
4.6	Financial Statements and Internal Controls	26
4.7	Absence of Certain Changes or Events	27
4.8	Legal Proceedings	27
4.9	Taxes and Tax Returns	28
4.10	Employees	28
4.11	SEC Reports	30
4.12	Compliance with Applicable Law	30
4.13	Agreements with Regulatory Agencies	31
4.14	Risk Management Instruments	31
4.15	Environmental Matters	32
4.16	Investment Securities and Commodities	32
4.17	Title	32
4.18	Intellectual Property	32
4.19	Reorganization	33
4.20	Washington Federal Information	33
4.21	Loan Portfolio	33
4.22	Insurance	34

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		34

5.1	Anchor Conduct of Businesses Prior to the Effective Time.	34
5.2	Anchor Forbearances	35
5.3	Washington Federal Conduct of Business Prior to the Effective Time.	38
5.4	Washington Federal Forbearances.	38

ARTICLE VI ADDITIONAL AGREEMENTS		38

6.1	Regulatory Matters	38
6.2	Access to Information; Current Information	40
6.3	Shareholder Meeting	41
6.4	Reservation of Common Stock; Nasdaq Listing	42
6.5	Employee Matters	42
6.6	Officers' and Directors' Insurance; Indemnification	44
6.7	Exemption from Liability Under Section 16(b)	46
6.8	No Solicitation	46
6.9	Notification of Certain Matters	47
6.10	Correction of Information	47
6.11	System Integration	47
6.12	Coordination; Integration	47
6.13	Delivery of Agreements	48
		48
ARTICLE VII CONDITIONS PRECEDENT

7.1	Conditions to Each Party's Obligations	48
7.2	Conditions to Obligations of Washington Federal	49
7.3	Conditions to Obligations of Anchor	49

ARTICLE VIII TERMINATION AND AMENDMENT	50

8.1	Termination	50
8.2	Effect of Termination	52
8.3	Fees and Expenses	52
8.4	Termination Fee	52
8.5	Amendment	53
8.6	Extension; Waiver. At	53

ARTICLE IX GENERAL PROVISIONS		53

9.1	Closing	53
9.2	Nonsurvival of Representations, Warranties and Agreements	53
9.3	Notices	54
9.4	Interpretation	54
9.5	Counterparts	54
9.6	Entire Agreement	55
9.7	Governing Law, Jurisdiction, Venue and Construction	55
9.8	Publicity	55
9.9	Assignment; Third Party Beneficiaries	55
9.10	Specific Performance; Time of the Essence	55
9.11	Waiver of Jury Trial	56

SIGNATURES		57

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non Solicitation Agreement
Exhibit C	Form of Plan of Bank Merger
Exhibit D	Form of Consulting Agreement

INDEX OF DEFINED TERMS
Definition	Page
Acceptable Confidentiality Agreement	46
Agreement	1
Anchor	1
Anchor Articles	8
Anchor Bank Severance Plan	43
Anchor Benefit Plans	14
Anchor Board Recommendation	41
Anchor Bylaws	8
Anchor Common Stock	2
Anchor Confidential Information	46
Anchor Contract	18
Anchor Disclosure Schedule	7
Anchor ERISA Affiliate	14
Anchor ESOP	3
Anchor ESOP Loan Shares	3
Anchor Indemnified Party	45
Anchor Individuals	46
Anchor Insiders	46
Anchor Leased Properties	20
Anchor Owned Properties	19
Anchor Phantom Stock Plan	44
Anchor Phantom Stock Plan Participant	44
Anchor Qualified Plans	15
Anchor Real Property	20
Anchor Regulatory Agreement	18
Anchor Reports	16
Anchor Representatives	46
Anchor Restricted Stock Award	4
Anchor Shareholder Approval	10
Anchor Shareholder Meeting	41
Anchor Stock Plan	4
Anchor Subsidiary	8
Articles of Merger	2
Bank Merger	4
Bank Merger Certificates	5
Bank Plan of Merger	5
BHC Act	8
BOLI	19
Cancelled Shares	3
Change in Recommendation	46
Claim	45
Closing	53
Closing Date	53
Code	1
Confidentiality Agreement	41
Covered Employees	42
Determination Date	52
DFI	10
Dissenting Shares	3

v

DPC Common Shares	3
Effective Time	2
Enforceability Exception	10
Environmental Laws	19
ERISA	14
Exchange Act	12
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	3
FDIC	8
Federal Reserve Board	10
FHLB	9
Form S-4	10
GAAP	8
Governmental Entity	10
Index Price	52
Insurance Amount	45
Intellectual Property	20
IRS	13
IT Assets	21
Letter of Transmittal	5
Liens	9
Loans	22
Material Adverse Effect	8
Merger	1
Merger Consideration	2
Monetary Liens	20
Multiemployer Plan	15
Multiple Employer Plan	15
Nasdaq	2
New Certificate	5
Non-Solicitation Agreement	1
OCC	10
Parties	1
Permitted Encumbrances	20
Proxy Statement	10
Regulatory Agencies	11
Requisite Regulatory Approvals	48
Sarbanes-Oxley Act	12
SEC	7
Secretary of State	2
Securities Act	10
SRO	11
Starting Date	52
Starting Price	52
Surviving Bank	4
Surviving Company	1
Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14

Termination Fee	52
Treasury	13
Trust Account Common Shares	3
Unduly Burdensome Condition	48
Voting Agreement	1
Washington Federal	1
Washington Federal Articles	24
Washington Federal Average Closing Price	2
Washington Federal Benefit Plans	28
Washington Federal Bylaws	24
Washington Federal Common Stock	2
Washington Federal Disclosure Schedule	23
Washington Federal ERISA Affiliate	28
Washington Federal Leased Properties	32
Washington Federal Owned Properties	32
Washington Federal Qualified Plans	29
Washington Federal Real Property	32
Washington Federal Regulatory Agreement	31
Washington Federal Reports	30
Washington Federal Restricted Stock Award	24
Washington Federal Stock Options	24
Washington Federal Stock Plans	24
Washington Federal Subsidiary	24
WBCA	2

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of April 11, 2017 (this "Agreement"), by and between Washington Federal, Inc., a Washington corporation ("Washington Federal"), and Anchor Bancorp, a Washington corporation ("Anchor", and together with Washington Federal, the "Parties").
RECITALS
A.            The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Anchor will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Washington Federal (the "Merger"), with Washington Federal as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Company").
B.            As a condition to the willingness of Washington Federal to enter into this Agreement, all of the directors of Anchor have entered into voting agreements (each a "Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Washington Federal.
C.            As a condition to the willingness of Washington Federal to enter into this Agreement, all of the directors of Anchor have entered into resignation, non-solicitation and confidentiality agreements (each a "Non-Solicitation Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Washington Federal.
E.            The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).
F.            The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

 THE MERGER
1.1            The Merger.
(a)            Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA"), at the Effective Time (as defined in Section 1.2), Anchor shall merge with and into Washington Federal. Washington Federal shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Anchor shall cease.
(b)            Subject to the consent of Anchor, which shall not be unreasonably withheld or delayed, Washington Federal may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Washington Federal with Anchor) if and to the extent requested by Washington Federal; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Anchor, (ii) adversely affect the tax consequences of the Merger to the shareholders of Anchor or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2            Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and Washington Federal shall cause to be filed with Secretary of State of the State of Washington (the "Secretary of State"), articles of merger and a short form plan of merger as provided in the WBCA (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").
1.3            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA.
1.4            Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Anchor, Washington Federal or the holders of any of the following securities:
(a)            Each share of common stock, $1.00 par value, of Washington Federal ("Washington Federal Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, $1.00 par value, of the Surviving Company.
(b)    Subject to Sections 1.4(c) and 1.4(d), each share of common stock, $0.01 par value, of Anchor ("Anchor Common Stock") issued and outstanding immediately prior to the Effective Time (which shall consist of 2,504,470 shares of Anchor Common Stock outstanding on the date hereof), including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a fraction of a share of Washington Federal Common Stock equal to the quotient of $25.75 divided by the Washington Federal Average Closing Price (as defined below) rounded to the nearest one ten thousandth (the "Exchange Ratio") (the "Merger Consideration"); provided, however, if the Washington Federal Average Closing Price is equal to or less than $28.36, the Exchange Ratio shall be fixed at 0.9079 or if the Washington Federal Average Closing Price is equal to or greater than $36.84, the Exchange Ratio shall be fixed at 0.6990.  The Exchange Ratio is also subject to possible adjustment pursuant to Section 1.4(e) below.  "Washington Federal Average Closing Price" means the average of the volume weighted price (rounded to the nearest one ten thousandth) of Washington Federal Common Stock on the Nasdaq Stock Market, Inc. ("Nasdaq") for the twenty (20) trading days ending on the fifth trading day immediately preceding the

Closing Date (as defined in Section 9.1). All of the shares of Anchor Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Anchor Common Stock (each, an "Existing Certificate"), (it being understood that any reference to an "Existing Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Anchor Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of Anchor Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)            Shares of Anchor Common Stock that are owned immediately prior to the Effective Time by (i) the Anchor Employee Stock Ownership Plan effective July 10, 2010 (the "Anchor ESOP") that have not been allocated to participant accounts and are applied as of the Effective Time to retire the loan indebtedness of the Anchor ESOP to Anchor based upon the value of the Merger Consideration at the Effective Time (the "Anchor ESOP Loan Shares") or (ii) Anchor or Washington Federal (other than shares of Anchor Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Anchor Common Stock held, directly or indirectly, by Anchor or Washington Federal in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of Washington Federal or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(d)            Notwithstanding anything in this Agreement to the contrary, all shares of Anchor  Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Chapter 23B.13 of the WBCA shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the foregoing provisions of the WBCA and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Anchor Common Stock under the WBCA. If any shareholder dissenting pursuant to the WBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Anchor Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Anchor Common Stock, in accordance with Section 1.4(b), without any interest thereon. Anchor shall give Washington Federal (i) prompt notice of any written notices to exercise dissenters' rights in respect of any shares of Anchor Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCA and received by Anchor relating to shareholders' dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCA. Anchor shall not, except with the prior written consent of Washington Federal, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any Merger Consideration made available to the Exchange Agent as (defined in Section 2.1) pursuant to Article II to pay for shares of

Anchor Common Stock for which dissenters' rights have been perfected shall be returned to Washington Federal upon demand.

(e)            If, between the date of this Agreement and the Effective Time, the outstanding shares of Washington Federal Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Anchor Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(e) shall be construed to permit Washington Federal to take any action with respect to its securities that is prohibited by the terms of this Agreement.
1.5            Anchor Restricted Stock Awards. At the Effective Time, each restricted stock award in respect of a share of Anchor Common Stock subject to vesting, repurchase or other lapse restriction granted under the Anchor 2015 Equity Incentive Plan (the "Anchor Stock Plan") which is outstanding immediately prior to the Effective Time (an "Anchor Restricted Stock Award") shall become fully vested and each such share under an Anchor Restricted Stock Award shall be converted into a right to receive the Merger Consideration, subject to any required Tax withholding.

1.6            Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of Washington Federal in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Washington Federal, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.7            Directors and Officers. The directors of Washington Federal immediately prior to the Effective Time, shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Washington Federal immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.8            Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Anchor acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Anchor, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Anchor or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
1.9            The Bank Merger. Immediately after the Effective Time, Washington Federal intends to merge Anchor Bank, a Washington-chartered savings bank and wholly owned subsidiary of Anchor, with and into Washington Federal, National Association (the "Bank Merger") in accordance with the provisions of applicable state and federal banking laws and regulations, and Washington Federal, National Association shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Anchor Bank and Washington Federal, National Association, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Anchor shall cause Anchor Bank, and Washington Federal shall cause Washington Federal, National Association, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").
ARTICLE II

 EXCHANGE OF SHARES
2.1            Exchange Agent. Prior to the Effective Time, Washington Federal shall appoint Washington Federal's transfer agent pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2            Washington Federal to Make Shares Available. Prior to the Effective Time, Washington Federal shall deposit, or cause to be deposited, with the Exchange Agent, the Merger Consideration in the form of (a) certificates, or evidence of shares in book entry form, representing whole shares of Washington Federal Common Stock to be issued in exchange for Existing Certificates (each a "New Certificate") and (b) cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c), (collectively, the "Exchange Fund") and Washington Federal shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3            Exchange of Shares.
(a)        As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Anchor's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for a New Certificate, any cash in lieu of a fractional share of Washington Federal Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)        As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Anchor Common Stock will be entitled to receive a New Certificate, any cash in lieu of a fractional share of Washington Federal Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Anchor Common Stock represented by such holder's Existing Certificate or Existing Certificates.  Until so surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, a New Certificate, any cash in lieu of a fractional share of Washington Federal Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)        No dividends or other distributions with respect to Washington Federal Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of Washington Federal Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Washington Federal Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Washington Federal Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Washington Federal Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)        In the event of a transfer of ownership of an Existing Certificate representing Anchor Common Stock prior to the Effective Time that is not registered in the stock transfer records of Anchor, any New Certificate, any cash in lieu of a fractional share of Washington Federal Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such Anchor Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of Washington Federal that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Washington Federal) shall be entitled to deduct and withhold from any cash in lieu of a fractional share of Washington Federal Common Stock or any other cash payable pursuant to this Agreement to any holder of Anchor Common Stock such amounts as the Exchange Agent or Washington Federal, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Washington Federal, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Anchor Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Washington Federal, as the case may be.

(e)        After the Effective Time, there shall be no transfers on the stock transfer books of Anchor of the shares of Anchor Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Anchor Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates, any cash in lieu of fractional shares of Washington Federal Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)        Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Washington Federal Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to Washington Federal Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Washington Federal.  In lieu of the issuance of any such fractional share, Washington Federal shall pay to each former shareholder of Anchor who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Washington Federal Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Anchor Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Washington Federal Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of Anchor at the expiration of six months after the Effective Time shall be paid to Washington Federal.  In such event, any former shareholders of Anchor who have not theretofore complied with this Article II shall thereafter look only to Washington Federal with respect to any New Certificate, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Washington Federal Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Washington Federal, Anchor, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Anchor Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)        In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by Washington Federal or the Exchange Agent, the posting by such person of a bond in such amount as Washington Federal may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate a New Certificate, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF ANCHOR
Except (i) as disclosed in the disclosure schedule delivered by Anchor to Washington Federal concurrently herewith (the "Anchor Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Anchor Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Anchor that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Anchor and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Anchor Reports (as defined in Section 3.12) filed with the Securities and Exchange Commission (the "SEC") by Anchor prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Anchor hereby represents and warrants to Washington Federal as follows:

3.1            Corporate Organization.

(a)            Anchor is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is a bank holding company duly registered under the Bank Holding

Company Act of 1956, as amended (the "BHC Act").  Anchor has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted.  Anchor is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Anchor.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Washington Federal, Anchor or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of Anchor (the "Anchor Articles") and the bylaws of Anchor (the "Anchor Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Anchor to Washington Federal.

(b)        Each Subsidiary of Anchor (an "Anchor Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Anchor and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in Section 3.1(b) of the Anchor Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of Anchor to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Anchor Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Anchor Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Anchor as of the date hereof.  Neither Anchor nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Des Moines (the "FHLB").  Anchor Bank is not in material violation of any of its organizational documents.

3.2            Capitalization.

(a)        The authorized capital stock of Anchor consists of 45,000,000 shares of Anchor Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 2,504,470 shares of Anchor Common Stock issued and outstanding, which number includes all shares subject to restriction under the outstanding Anchor Restricted Stock Awards and all unallocated shares under the Anchor ESOP, and (iii) no other shares of capital stock or other voting securities of Anchor issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Anchor Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Anchor may vote or (B) trust preferred or subordinated debt securities of Anchor or any of its Subsidiaries issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Anchor to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Anchor Common Stock to which Anchor is a party.  Section 3.2(a) of the Anchor Disclosure Schedule sets forth a true, correct and complete list of all Anchor Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Anchor Restricted Stock Award, and (iii) the grant date and vesting dates of each such Anchor Restricted Stock Award.  Other than the Anchor Restricted Stock Awards set forth above and awards heretofore granted under the Anchor Phantom Stock Plan (as defined in Section 6.5(g)), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Anchor or any of its Subsidiaries) are outstanding.

(b)        Anchor owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Anchor Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Anchor Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Anchor Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)        Anchor does not have a dividend reinvestment plan or any shareholders' rights plan.

3.3            Authority; No Violation.

(a)        Anchor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Anchor.  The Board of Directors of Anchor has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Anchor and its shareholders and has directed that this Agreement be submitted to Anchor's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Anchor Common Stock (the "Anchor Shareholder Approval"), no other corporate proceedings on the part of Anchor are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Anchor and (assuming due authorization, execution and delivery by Washington Federal) constitutes a valid and binding obligation of Anchor, enforceable against Anchor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).

(b)        Neither the execution and delivery of this Agreement by Anchor or the Bank Plan of Merger by Anchor Bank, nor the consummation of the Merger by Anchor or the Bank Merger by Anchor Bank, nor compliance by Anchor or Anchor Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Anchor Shareholder Approval is obtained, violate any provision of the Anchor Articles or Anchor Bylaws or the organization or governing documents of any Anchor Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Anchor or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Anchor Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Anchor or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Anchor or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4        Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington Department of Financial Institutions (the "DFI"), the Office of the Comptroller of the Currency (the "OCC"), and the FDIC, if applicable, and approval of such applications, filings and notices, (iv) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Anchor's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Washington Federal in connection with the transactions contemplated by this Agreement (the "Form S-4") , to among other things, register any securities issuable by Washington Federal in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Washington Federal Common Stock pursuant to this Agreement and the approval of the listing of such Washington Federal Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Anchor of this Agreement or (B) the consummation by Anchor of the Merger or the consummation by Anchor Bank of the Bank Merger.  As of the date hereof, Anchor is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5            Reports. To the knowledge of Anchor, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 2013 with (i) any state regulatory authority, including the DFI, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an "SRO") ((i) — (vi) together with the OCC, collectively the "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Anchor and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Anchor, investigation into the business or operations of Anchor or any of its Subsidiaries since July 1, 2013.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Anchor or any of its Subsidiaries.

3.6             Financial Statements and Internal Controls.

(a)        The financial statements of Anchor and its Subsidiaries included (or incorporated by reference) in the Anchor Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Anchor and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Anchor and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Anchor and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Moss Adams LLP has not resigned (or informed Anchor that it intends to resign) or been dismissed as independent public accountants of Anchor as a result of or in connection with any disagreements with Anchor on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)        Neither Anchor nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected or reserved  against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Anchor included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)        The allowance for loan loss account of Anchor Bank as reflected in the Anchor Bank Call Reports is, and the amount thereof, contained in the financial books and records of Anchor Bank as of the last day of the month preceding the Closing Date will, in the opinion of management of Anchor Bank, be adequate as of the date thereof to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Anchor Bank as of such date.

(d)        The records, systems, controls, data and information of Anchor and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Anchor or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Anchor.  Anchor (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to ensure that material information relating to Anchor, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Anchor by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Anchor's outside auditors and the audit committee of Anchor's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Anchor's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Anchor's internal controls over financial reporting.  These disclosures were made in writing by management to Anchor's auditors and audit committee and a copy has previously been made available to Washington Federal.  There is no reason to believe that Anchor's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)        Since July 1, 2013, (i) neither Anchor nor any of its Subsidiaries, nor, to the knowledge of Anchor, any director, officer, employee, auditor, accountant or representative of Anchor or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Anchor or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Anchor or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Anchor or any of its Subsidiaries, or other person, whether or not employed by Anchor or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws or similar material violation by Anchor or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Anchor or any of its Subsidiaries or any committee thereof or to any director or officer of Anchor or any of its Subsidiaries.

3.7            Broker's Fees. With the exception of the engagement of Keefe, Bruyette and Woods, Inc., neither Anchor nor any Anchor Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Anchor has disclosed to Washington Federal as of the date hereof the aggregate fees provided for in connection with the engagement by Anchor of Keefe, Bruyette and Woods, Inc. related to the Merger and the Bank Merger.

3.8            Absence of Certain Changes or Events.
(a)        Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Anchor.

(b)        Since December 31, 2016, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Anchor and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9            Legal Proceedings.

(a)        Except as set forth in Section 3.9(a) of the Anchor Disclosure Schedule, neither Anchor nor any of its Subsidiaries is a party to any, and there are no pending or, to Anchor's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Anchor or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)        There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to savings banks and bank holding companies) imposed upon Anchor, any of its Subsidiaries or the assets of Anchor or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10            Taxes and Tax Returns.

(a)        Each of Anchor and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Anchor nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Anchor and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Anchor and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Anchor nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Anchor and its Subsidiaries for all years to and including 2012 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Anchor nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Anchor or its Subsidiaries or the assets of Anchor or its Subsidiaries.  Anchor has made available to Washington Federal true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Anchor nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Anchor and its Subsidiaries).  Neither Anchor nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Anchor) or (B) has any liability for the Taxes of any person or entity (other than Anchor or any of its Subsidiaries) under U.S. Department of the Treasury ("Treasury") Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Anchor nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Anchor nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury

Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Anchor been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Anchor or an Anchor Subsidiary does not file Tax Returns that Anchor or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Anchor nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  Neither Anchor nor any Anchor Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)        As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)        As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11            Employees.

(a)        Section 3.11(a) of the Anchor Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Anchor, any Anchor Subsidiary, or any trade or business of Anchor or any of its Subsidiaries, whether or not incorporated, all of which together with Anchor would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Anchor ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Anchor or any of its Subsidiaries or any Anchor ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Anchor or any of its Subsidiaries or any Anchor ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "Anchor Benefit Plans").

(b)        Anchor has heretofore made available to Washington Federal true and complete copies of each of the Anchor Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Anchor Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to an Anchor Benefit Plan, and (iv) the most recently prepared actuarial report for each Anchor Benefit Plan (if applicable) for each of the last two (2) years.

(c)        Each Anchor Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Anchor nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Anchor Benefit Plan, and neither Anchor nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)        Section 3.11(d) of the Anchor Disclosure Schedule identifies each Anchor Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "Anchor Qualified Plans").  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Anchor may rely, with respect to each Anchor Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Anchor, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Anchor Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Anchor Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)        Each Anchor Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since July 1, 2008, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since July 1, 2012, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)        No Anchor Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)        None of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)        Neither Anchor nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)        All contributions required to be made to any Anchor Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Anchor Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Anchor.

(j)        There are no pending or, to the knowledge of Anchor, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Anchor's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Anchor Benefit Plan, any fiduciaries thereof with respect to their duties to an Anchor Benefit Plan or the assets of any of trust under any Anchor Benefit Plans which could reasonably be expected to result in any liability of Anchor or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in an Anchor Benefit Plan, or any other party.

(k)        None of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Anchor Benefit Plans or their related trusts, Anchor, any of its Subsidiaries, any Anchor ERISA Affiliate or any person that Anchor or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)        Except as set forth in Section 3.11(l) of the Anchor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Anchor or any of its Subsidiaries, or result in any limitation on the right of Anchor or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Anchor Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Anchor or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither Anchor nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Anchor or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Anchor Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Anchor has made available to Washington Federal copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)        There are no pending or, to Anchor's knowledge, threatened material labor grievances or unfair labor practice claims or charges against Anchor or any of its Subsidiaries, or any strikes or other labor disputes against Anchor or any of its Subsidiaries.  Neither Anchor nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Anchor or any of its Subsidiaries and, to the knowledge of Anchor, there are no organizing efforts by any union or other group seeking to represent any employees of Anchor or any of its Subsidiaries.

3.12        SEC Reports. Anchor has previously made available to Washington Federal an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since June 30, 2013 and prior to the date hereof by Anchor pursuant to the Securities Act, or the Exchange Act (the "Anchor Reports") and (b) communication mailed by Anchor to its shareholders since June 30, 2013 and prior to the date hereof, and no such Anchor Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since June 30, 2013, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all Anchor Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Anchor has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Anchor Reports.

3.13        Compliance with Applicable Law. Anchor and each of its Subsidiaries hold, and have at all times since June 30, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Anchor, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Anchor and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Anchor or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Anchor Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Anchor, or its Subsidiaries, or to the knowledge of Anchor, any director, officer, employee, agent or other person acting on behalf of Anchor or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Anchor or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Anchor or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Anchor or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Anchor or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Anchor or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Anchor or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.14            Certain Contracts.
(a)        Except as set forth in Section 3.11(a), Section 3.11(l) or Section 3.14(a) of the Anchor Disclosure Schedule, as of the date hereof, neither Anchor nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Anchor shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Washington Federal, Anchor, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Anchor or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Anchor Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Anchor shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Anchor or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Anchor or its Subsidiaries, (ix) that involves the payment by Anchor or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by Anchor or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Anchor or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Anchor or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Anchor Disclosure Schedule, is referred to herein as a "Anchor Contract," and neither Anchor nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)        To the knowledge of Anchor, (i) each Anchor Contract is valid and binding on Anchor or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Anchor and each of its Subsidiaries has performed all material obligations required to be performed by it under each Anchor Contract, (iii) each third-party counterparty to each Anchor Contract has performed all material obligations required to be performed by it under such Anchor Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Anchor or any of its Subsidiaries under any such Anchor Contract.

3.15        Agreements with Regulatory Agencies. Neither Anchor nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since July 1, 2013, a recipient of any supervisory letter from, or since July 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Anchor Disclosure Schedule, a "Anchor Regulatory Agreement"), nor has Anchor or any of its Subsidiaries been advised since July 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Anchor Regulatory Agreement.

3.16        Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Anchor, any of its Subsidiaries or for the account of a customer of Anchor or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Anchor or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Anchor and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Anchor's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17        Environmental Matters. To the knowledge of Anchor, it and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Anchor, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Anchor or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Anchor, threatened against Anchor or any of its Subsidiaries.  To the knowledge of Anchor, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Anchor nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.  There are no underground storage tanks located at any Anchor Owned Properties (as defined in Section 3.19) or, to the knowledge of Anchor, located at any Anchor Leased Properties (as defined in Section 3.19).

3.18            Investment Securities, Commodities and BOLI.
(a)        Each of Anchor and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Anchor or its Subsidiaries.  Such securities and commodities are valued on the books of Anchor in accordance with GAAP.

(b)        Anchor and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Anchor believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Anchor has made available to Washington Federal the material terms of such policies, practices and procedures.

(c)        Section 3.18(c) of the Anchor Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by Anchor or its Subsidiaries, including the value of its BOLI. Anchor and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Anchor Reports in accordance with GAAP. All BOLI set forth in Section 3.18(c) of the Anchor Disclosure Schedule is owned solely by Anchor or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Anchor or its Subsidiaries BOLI.   Neither Anchor nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19        Title. Anchor or an Anchor Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Anchor Reports as being owned by Anchor or an Anchor Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Anchor Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Anchor Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Anchor Leased Properties" and, collectively with the Anchor Owned Properties, the "Anchor Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Anchor's knowledge, the lessor.  There are no pending or, to the knowledge of Anchor, threatened condemnation proceedings against any Anchor Real Property.  Anchor or an Anchor Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Anchor Reports as being owned by Anchor or an Anchor Subsidiary or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) ("Monetary Liens") reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.20        Intellectual Property.

(a)         Anchor and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Anchor: (i) (A) the use of any Intellectual Property by Anchor and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Anchor or any Anchor Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Anchor that Anchor or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Anchor or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Anchor or its Subsidiaries, and (iii) neither Anchor nor any Anchor Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Anchor or any Anchor Subsidiary, and Anchor and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Anchor and its Subsidiaries.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)        To the knowledge of Anchor, the IT Assets operate and perform as required by Anchor and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Anchor, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that

(i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Anchor, no person has gained unauthorized access to the IT Assets.  To the knowledge of Anchor, Anchor and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Anchor and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Anchor and its Subsidiaries take reasonable measures, which are to the knowledge of Anchor, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.  For purposes of this Agreement, "IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.21          Related Party Transactions. Except as set forth in Section 3.21 of the Anchor Disclosure Schedule, there are no "covered transactions" between Anchor Bank or any of its subsidiaries and any "affiliate" (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Anchor or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Anchor or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Anchor Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Anchor), on the other hand, except those of a type available to employees of Anchor or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.22        State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Anchor has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on "business combinations" set forth in any "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes") applicable to Anchor or any of its Subsidiaries.

3.23        Reorganization. Neither Anchor nor any Anchor Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.24           Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Anchor has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Anchor Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25            Anchor Information. The information relating to Anchor and its Subsidiaries which is provided by Anchor or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.26            Loan Portfolio.
(a)        As of the date hereof, except as set forth in Section 3.26(a) of the Anchor Disclosure Schedule, neither Anchor nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Anchor or any Subsidiary of Anchor is a creditor which, as of December 31, 2016, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Anchor or any of its Subsidiaries, or to the knowledge of Anchor, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the Anchor Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Anchor and its Subsidiaries that, as of December 31, 2016, were classified by Anchor as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Anchor or any of its Subsidiaries that, as of December 31, 2016, was classified as "Other Real Estate Owned" and the book value thereof.

(b)        To Anchor's knowledge, each Loan of Anchor and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Anchor and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)        Each outstanding Loan originated, administered and/or serviced by Anchor or any of its Subsidiaries was originated, administered and/or serviced, by Anchor or an Anchor Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Anchor and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)        With respect to Loans serviced by Anchor or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.26(d) of the Anchor Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)        None of the agreements pursuant to which Anchor or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(f)        There are no outstanding Loans made by Anchor or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Anchor or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)        Neither Anchor nor any of its Subsidiaries is now nor has it been since June 30, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27        Insurance.  (a) Anchor and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Anchor reasonably has determined to be prudent and consistent with industry practice, and Anchor and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Anchor and its Subsidiaries, Anchor or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28        Anchor Bank Liquidation Account.  Anchor Bank has created, and maintains, a liquidation account for its eligible account holders as of June 30, 2007 and its supplemental eligible account holders as of September 30, 2010. Anchor Bank maintains sufficient records to calculate the maximum liquidation amount in the event that a liquidation were to occur.

3.29        Books and Records.  The corporate and stock (ownership) record books of Anchor and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Anchor and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.30        Indemnification.  To the knowledge of Anchor, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Anchor or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Anchor or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WASHINGTON FEDERAL
Except (i) as disclosed in the disclosure schedule delivered by Washington Federal to Anchor concurrently herewith (the "Washington Federal Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Washington Federal Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Washington Federal that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Washington Federal, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Washington Federal Reports (as defined in Section 4.11) filed with the SEC by Washington Federal prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Washington Federal hereby represents and warrants to Anchor as follows:

4.1            Corporate Organization.

(a)        Washington Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Washington Federal has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Washington Federal.  True and complete copies of the articles of incorporation of Washington Federal (the "Washington Federal Articles") and the bylaws of Washington Federal (the "Washington Federal Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Washington Federal to Anchor.

(b)        Each Subsidiary of Washington Federal (a "Washington Federal Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Washington Federal, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Washington Federal to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Washington Federal, National Association are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Washington Federal Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Washington Federal as of the date hereof.  Washington Federal, National Association, is not in material violation of any of its organizational documents.

4.2            Capitalization.

(a)            The authorized capital stock of Washington Federal consists of 300,000,000 shares of Washington Federal Common Stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share, of which no shares of preferred stock are issued or outstanding.  As of March 31, 2017, there were (i) 89,438,563 shares of Washington Federal Common Stock issued and outstanding, including 480,023 shares of Washington Federal Common Stock granted in respect of outstanding awards of restricted Washington Federal Common Stock under the Washington Federal Stock Plans (as defined below) (a "Washington Federal Restricted Stock Award"), (ii) 148,043 shares of Washington Federal Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Washington Federal Common Stock granted under the Washington Federal Stock Plans ("Washington Federal Stock Options"), (iii) 3,117,300 shares of Washington Federal Common Stock reserved for issuance pursuant to future grants under the Washington Federal Stock Plans, and (v) no other shares of capital stock or other voting securities of Washington Federal issued, reserved for issuance or outstanding.  As used herein, the "Washington Federal Stock Plans" means all employee and director equity incentive plans of Washington Federal in effect as of the date of this Agreement.  All of the issued and outstanding shares of Washington Federal Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Washington Federal may vote or (B) trust preferred or subordinated debt securities of Washington Federal or any of its Subsidiaries issued or outstanding.  Other than Washington Federal Stock Options issued prior to the date of this Agreement, as of March 31, 2017, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Washington Federal to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Washington Federal Common Stock.  Other than the Washington Federal Stock Options and the Washington Federal Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Washington Federal or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)            Washington Federal owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Washington Federal Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Washington Federal, National Association, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Washington Federal Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3            Authority; No Violation.

(a)            Washington Federal has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Washington Federal and no other corporate action on the part of Washington Federal is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by Washington Federal and (assuming due authorization, execution and delivery by Anchor) constitutes a valid and binding obligation of Washington Federal, enforceable against Washington Federal in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The Washington Federal Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Washington Federal will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by Washington Federal or the Bank Plan of Merger by Washington Federal, National Association, nor the consummation of the Merger by Washington Federal or the Bank Merger by Washington Federal, National Association, nor compliance by Washington Federal or Washington Federal, National Association with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the Washington Federal Articles or Washington Federal Bylaws or the organization or governing documents of any Washington Federal Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Federal, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Federal or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Washington Federal or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
4.4          Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Washington Federal of this Agreement or (ii) the consummation by Washington Federal of the Merger and the consummation by Washington Federal, National Association of the Bank Merger.  As of the date hereof, Washington Federal is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5       Reports.  To the knowledge of Washington Federal, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since October 1, 2013 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Washington Federal and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Washington Federal, investigation into the business or operations of Washington Federal or any of its Subsidiaries since October 1, 2013.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Washington Federal or any of its Subsidiaries.

4.6            Financial Statements and Internal Controls.

(a)         The financial statements of Washington Federal and its Subsidiaries included (or incorporated by reference) in the Washington Federal Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Washington Federal and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Washington Federal and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Washington Federal and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Deloitte & Touche LLP has not resigned (or informed Washington Federal that it intends to resign) or been dismissed as independent public accountants of Washington Federal as a result of or in connection with any disagreements with Washington Federal on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Neither Washington Federal nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Washington Federal included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of Washington Federal and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Washington Federal or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Washington Federal.  Washington Federal (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Washington Federal, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Washington

Federal by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Washington Federal's outside auditors and the audit committee of Washington Federal's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Washington Federal's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Washington Federal's internal controls over financial reporting.  These disclosures were made in writing by management to Washington Federal's auditors and audit committee and a copy has previously been made available to Anchor.  There is no reason to believe that Washington Federal's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since October 1, 2013, (i) neither Washington Federal nor any of its Subsidiaries, nor, to the knowledge of Washington Federal, any director, officer, employee, auditor, accountant or representative of Washington Federal or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Washington Federal or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Washington Federal or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Washington Federal or any of its Subsidiaries, or other person, whether or not employed by Washington Federal or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by Washington Federal, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Washington Federal or any of its Subsidiaries or any committee thereof, to any director or officer of Washington Federal or any of its Subsidiaries.

4.7            Absence of Certain Changes or Events.
(a)            Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Federal.

(b)            Since December 31, 2016 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, Washington Federal and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8            Legal Proceedings.
(a)            Neither Washington Federal nor any of its Subsidiaries is a party to any, and there are no pending or, to Washington Federal's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Federal or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on Washington Federal, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon

Washington Federal, any of its Subsidiaries or the assets of Washington Federal or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9            Taxes and Tax Returns.  Each of Washington Federal and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Washington Federal nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Washington Federal and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Washington Federal and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Washington Federal nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Washington Federal and its Subsidiaries for all years to and including 2012 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Washington Federal nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Washington Federal or its Subsidiaries or the assets of Washington Federal or its Subsidiaries.  Washington Federal has made available to Anchor true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Washington Federal nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Washington Federal and its Subsidiaries).  Neither Washington Federal nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Washington Federal nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Washington Federal been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10            Employees.

(a)            As used in this Agreement, the term "Washington Federal Benefit Plans" means all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Washington Federal, any Washington Federal Subsidiary, or any trade or business of Washington Federal or any of its Subsidiaries, whether or not incorporated, all of which together with Washington Federal would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Washington Federal ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Washington Federal or any of its Subsidiaries or any Washington Federal ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Washington Federal or any of its Subsidiaries or any Washington Federal ERISA Affiliate.

(b)            Washington Federal has heretofore made available to Anchor true and complete copies of each of the Washington Federal Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Washington Federal Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Washington Federal Benefit Plan, and (iv) the most recently prepared actuarial report for each Washington Federal Benefit Plan (if applicable) for each of the last two (2) years.

(c)         Each Washington Federal Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as set forth in Section 4.10(c) of the Washington Federal Disclosure Schedule, neither Washington Federal nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Washington Federal Benefit Plan, and neither Washington Federal nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)            The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Washington Federal may rely, with respect to each Washington Federal Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "Washington Federal Qualified Plans"), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Washington Federal, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Washington Federal Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any Washington Federal Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)         Each Washington Federal Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2012, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)         No Washington Federal Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)            None of Washington Federal and its Subsidiaries nor any Washington Federal ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of Washington Federal and its Subsidiaries nor any Washington Federal ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)            All contributions required to be made to any Washington Federal Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Washington Federal Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Washington Federal.

(i)            There are no pending or, to the knowledge of Washington Federal, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Washington Federal's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Washington Federal Benefit Plan, any fiduciaries thereof with respect to their duties to a Washington Federal Benefit Plan or the assets of any trust under any Washington Federal Benefit Plan which could reasonably be expected to result in any material liability of Washington Federal or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Washington Federal Benefit Plan, or any other party.

(j)        None of Washington Federal and its Subsidiaries nor any Washington Federal ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Washington Federal Benefit Plans or their related trusts, Washington Federal, any of its Subsidiaries, any Washington Federal ERISA Affiliate or any person that Washington Federal or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)            There are no pending or, to Washington Federal's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Washington Federal or any of its Subsidiaries, or any strikes or other labor disputes against Washington Federal or any of its Subsidiaries.  Neither Washington Federal nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Washington Federal or any of its Subsidiaries and, to the knowledge of Washington Federal, there are no organizing efforts by any union or other group seeking to represent any employees of Washington Federal or any of its Subsidiaries.

4.11            SEC Reports.  Washington Federal has previously made available to Anchor an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since September 30, 2015 and prior to the date hereof by Washington Federal pursuant to the Securities Act or the Exchange Act (the "Washington Federal Reports") and (b) communication mailed by Washington Federal to its shareholders since September 30, 2015 and prior to the date hereof, and no such Washington Federal Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All Washington Federal Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Washington Federal has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Washington Federal Reports.

4.12            Compliance with Applicable Law.  Washington Federal and each of its Subsidiaries hold, and have at all times since September 30, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Washington Federal, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Washington Federal and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Federal or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and

Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Washington Federal, National Association has a Community Reinvestment Act rating of "satisfactory".  Without limitation, none of Washington Federal, or its Subsidiaries, or to the knowledge of Washington Federal, any director, officer, employee, agent or other person acting on behalf of Washington Federal or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Washington Federal or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Washington Federal or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Washington Federal or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Washington Federal or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Washington Federal or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Washington Federal or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13            Agreements with Regulatory Agencies.  Neither Washington Federal nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Washington Federal Disclosure Schedule, a "Washington Federal Regulatory Agreement"), nor has Washington Federal or any of its Subsidiaries been advised since October 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Washington Federal Regulatory Agreement.

4.14            Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Washington Federal, any of its Subsidiaries or for the account of a customer of Washington Federal or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the  date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Washington Federal or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  Washington Federal and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Washington Federal's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15            Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on Washington Federal, Washington Federal and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Washington Federal, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Washington Federal or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Washington Federal or any of its Subsidiaries.  To the knowledge of Washington Federal, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Washington Federal nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

4.16            Investment Securities and Commodities.

(a)         Each of Washington Federal and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Washington Federal or its Subsidiaries.  Such securities and commodities are valued on the books of Washington Federal in accordance with GAAP.

(b)            Washington Federal and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Washington Federal believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Washington Federal has made available to Anchor the material terms of such policies, practices and procedures.

4.17            Title.  Washington Federal or a Washington Federal Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Washington Federal Reports as being owned by Washington Federal or a Washington Federal Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Washington Federal Owned Properties"), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Washington Federal Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Washington Federal Leased Properties" and, collectively with the Washington Federal Owned Properties, the "Washington Federal Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Washington Federal's knowledge, the lessor.  There are no pending or, to the knowledge of Washington Federal, threatened condemnation proceedings against any Washington Federal Real Property. Washington Federal or a Washington Federal Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Washington Federal Reports as being owned by Washington Federal or a Washington Federal Subsidiary or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18             Intellectual Property.

(a)            Washington Federal and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Washington

Federal: (i) (A)  the use of any Intellectual Property by Washington Federal and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Washington Federal or any Washington Federal Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Washington Federal that Washington Federal or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of Washington Federal or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Washington Federal or its Subsidiaries, and (iii) neither Washington Federal nor any Washington Federal Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Washington Federal or any Washington Federal Subsidiary, and Washington Federal and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Washington Federal and its Subsidiaries.

(b)            To the knowledge of Washington Federal, the IT Assets operate and perform as required by Washington Federal and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Washington Federal, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Washington Federal, no person has gained unauthorized access to the IT Assets.  To the knowledge of Washington Federal, Washington Federal and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Washington Federal and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Washington Federal and its Subsidiaries take reasonable measures, which are to the knowledge of Washington Federal, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19            Reorganization.  Neither Washington Federal nor any Washington Federal Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.20            Washington Federal Information.  The information relating to Washington Federal and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Washington Federal and its Subsidiaries that is provided by Washington Federal or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Anchor or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21            Loan Portfolio.
(a)         As of the date hereof, except as set forth in Section 4.21(a) of the Washington Federal Disclosure Schedule, neither Washington Federal nor any of its Subsidiaries is a party to any Loan in which Washington Federal or any Subsidiary of Washington Federal is a creditor which, as of December 31, 2016, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the Washington Federal Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Washington Federal and its Subsidiaries that, as of December 31, 2016, were classified by Washington Federal as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful,"

 "Loss," or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Washington Federal or any of its Subsidiaries that, as of December 31, 2016, was classified as "Other Real Estate Owned" and the book value thereof.

(b)            To Washington Federal's knowledge, each Loan of Washington Federal and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Washington Federal and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)            To the knowledge of Washington Federal, each outstanding Loan originated, administered and/or serviced by Washington Federal or any of its Subsidiaries was originated, administered and/or serviced, by Washington Federal or a Washington Federal Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Washington Federal and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)            None of the agreements pursuant to which Washington Federal or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e)            There are no outstanding Loans made by Washington Federal or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Washington Federal or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither Washington Federal nor any of its Subsidiaries is now nor has it been since September 30, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22            Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on Washington Federal, (a) Washington Federal and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Washington Federal reasonably has determined to be prudent and consistent with industry practice, and Washington Federal and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Washington Federal and its Subsidiaries, Washington Federal or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1            Anchor Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity,

or with the prior written consent of Washington Federal, during the period from the date of this Agreement to the Effective Time, Anchor shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Anchor or Washington Federal or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2            Anchor Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Anchor shall not, and shall not permit any of its Subsidiaries to without the prior written consent of Washington Federal (which shall not be unreasonably withheld or delayed):
(a)            Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interest.
(b)            Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)            Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Anchor or to another wholly owned Subsidiary of Anchor; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:
(d)            Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of Anchor or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to and bonuses pursuant to plans currently in effect, in each case in the ordinary course of business consistent with past practice, and (C) severance in accordance with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than five thousand dollars ($5,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.
(e)            Benefit Plans. Enter into, establish, adopt, modify, amend, renew, or terminate any Anchor Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)            Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)            Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.
(i)            Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Washington Federal or Washington Federal, National Association a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.
(j)            Governing Documents. Amend its organizational documents (or similar governing documents).
(k)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)            Contracts. Enter into or terminate any Anchor Contract or amend or modify in any material respect or renew any existing Anchor Contract.
(m)            Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Anchor or any of its Subsidiaries under any insurance policy maintained by Anchor or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Anchor and its Subsidiaries, taken as a whole.
(n)            Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Anchor nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)            Deposit Taking and Other Bank Activities. In the case of Anchor Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)            Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with an "AA" rating or better with a projected average life of less than two (2) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or  committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(r)            Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect during calendar year 2016; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Anchor Bank's existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of fifty thousand dollars ($50,000), (b) any secured Loan or extension of credit in excess of two million dollars ($2,000,000), and (c) any Loan or extension of credit that would result in Anchor Bank's aggregate direct or indirect exposure to the borrowing relationship  exceeding five million dollars ($5,000,000) shall require the prior written approval of the Chief Credit Officer of Washington Federal, National Association or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.
(s)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Anchor's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)            Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)            Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in "federal funds").
(x)            Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and twenty-five thousand dollars ($25,000) in the aggregate.
(y)            New Lines of Business. Develop, market or implement any new line of business.
(z)            Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)            Performance of Obligations. Take any action that is likely to materially impair Anchor's ability to perform any of its obligations under this Agreement or Anchor Bank to perform any of its obligations under the Bank Plan of Merger.
(bb)            Commitments. Agree or commit to do any of the foregoing.

5.3            Washington Federal Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Anchor, during the period from the date of this Agreement to the Effective Time, Washington Federal shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Anchor or Washington Federal or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby. For the avoidance of doubt, nothing herein shall prohibit Washington Federal from repurchasing shares of its common stock.
5.4            Washington Federal Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Anchor during the period from the date of this Agreement to the Effective Time, Washington Federal shall not, and shall not permit any of its Subsidiaries to:
(a)            Governing Documents.  Amend the Washington Federal Articles or Washington Federal Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Anchor Common Stock (upon their receipt of Washington Federal Common Stock in the Merger).
(b)            Special Dividend. Declare any special or extraordinary dividend or distribution on Washington Federal Common Stock that would exceed the previous quarter's earnings.
(c)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Washington Federal's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(d)            Performance Obligations. Take any action that is likely to materially impair Washington Federal's ability to perform any of its obligations under this Agreement or Washington Federal, National Association to perform any of its obligations under the Bank Plan of Merger.
(e)            Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1            Regulatory Matters.
(a)            As promptly as practicable following the date of this Agreement, Washington Federal shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Washington Federal and Anchor, will be included. Each of Washington Federal and Anchor shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Anchor and Washington Federal shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Anchor shall thereafter mail or deliver the Proxy Statement to its shareholders. Washington Federal shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Anchor shall furnish all information concerning Anchor and the holders of Anchor Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Anchor or Washington Federal, or any of their respective affiliates, directors or officers, should be discovered by Anchor or Washington Federal that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Anchor's shareholders.
(b)            In addition to their obligations pursuant to Section 6.1(a), Anchor and Washington Federal shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Washington Federal and Anchor shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Washington Federal Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Anchor and Washington Federal, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)            Subject to the terms and conditions set forth in this Agreement, Washington Federal and Anchor shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Anchor (in the case of Washington Federal) or Washington Federal (in the case of Anchor) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Washington Federal shall, and shall cause Washington Federal, National Association to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, the OCC, and the FDIC, if applicable, within forty-five (45) days after the date hereof. Anchor and Washington Federal shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Anchor or Washington Federal, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)            Each of Washington Federal and Anchor shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Washington Federal, Anchor or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)            Each of Washington Federal and Anchor shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2            Access to Information; Current Information.
(a)            Upon reasonable notice and subject to applicable laws, each of Washington Federal and Anchor, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Washington Federal and Anchor shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC's EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Washington Federal nor Anchor nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Washington Federal's or Anchor's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)            Anchor shall permit, and shall cause its Subsidiaries to permit, Washington Federal and/or an environmental consulting firm selected by Washington Federal, at the sole expense of Washington Federal, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently owned, leased or operated by Anchor or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Washington Federal's sole expense), Washington Federal shall indemnify Anchor and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)            Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Anchor shall, upon the request of Washington Federal, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Washington Federal regarding the financial condition, operations and business of Anchor and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. Anchor Bank shall also provide the Chief Credit Officer of Washington Federal, National Association or his or her designee with all materials provided to members of Anchor Bank's loan (or similar) committee promptly following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Anchor will deliver to Washington Federal all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Anchor Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the DFI. Anchor will also deliver to Washington Federal as soon as practicable all quarterly and annual financial statements of Anchor and its Subsidiaries prepared with respect to periods ending after March 31, 2017. As soon as practicable after the end of each month, Anchor will deliver to Washington Federal in electronic form (i) the monthly deposit and loan trial balances of Anchor Bank, (ii) the monthly analysis of Anchor Bank's investment portfolio, (iii) monthly balance sheet and income statement of Anchor and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.26(a) of the Anchor Disclosure Schedule for the then current period.
(d)            During the period from the date hereof to the Effective Time, Anchor shall provide Washington Federal with board packages of Anchor's Board of Directors or committees thereof as well as all Board of Directors and committee meetings for each Subsidiary of Anchor promptly following the meeting of Anchor's Board of Directors or committees thereof; provided however, that the board and committee packages and notices provided to Washington Federal may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to Washington Federal would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Anchor Board of Directors to be confidential.
(e)            All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of September 7, 2016 (the "Confidentiality Agreement").
(f)            No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3            Shareholder Meeting. Anchor shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Washington, the Anchor Articles and the Anchor Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Anchor Shareholder Meeting") for the purpose of seeking the Anchor Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Anchor Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Anchor Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Anchor Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Anchor shareholders approve this Agreement and the Merger (the "Anchor Board Recommendation").

Notwithstanding anything to the contrary contained in this Agreement, Anchor shall not be required to hold the Anchor Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Anchor Shareholder Meeting.
6.4            Reservation of Common Stock; Nasdaq Listing.
(a)            Washington Federal agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Washington Federal Common Stock to fulfill its obligations under this Agreement.
(b)              Washington Federal shall use its commercially reasonable best efforts to cause the shares of Washington Federal Common Stock to be issued to the holders of Anchor Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5            Employee Matters.
(a)            Following the Effective Time, Washington Federal shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees (i.e., employees who are employed on average at least 30 hours of service per week pursuant to 26 U.S. Code §4980H) of Anchor and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Washington Federal or its Subsidiaries (other than Anchor and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Washington Federal or its Subsidiaries; and (ii) except with respect to a Washington Federal Qualified Plan where participation commences on the first entry date after the Closing Date, until such time as Washington Federal shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Washington Federal or its Subsidiaries (other than Anchor and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Anchor and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Washington Federal Benefit Plans may commence at different times with respect to each Washington Federal Benefit Plan).
(b)            To the extent that a Covered Employee becomes eligible to participate in a Washington Federal Benefit Plan, Washington Federal shall cause such Washington Federal Benefit Plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with Anchor or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Anchor Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Washington Federal Benefit Plan that is a health, dental or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Washington Federal or its applicable Subsidiary shall use its commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Washington Federal or Subsidiary plan to be waived with respect to such Covered Employee and his or her eligible dependents to the extent such condition was or would have been covered under the Anchor Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (B) recognize any health, dental or other similar expenses incurred by such

Covered Employee and his or her eligible dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or other welfare plan.
(c)            Prior to the Effective Time, and except as otherwise provided in this Agreement, Anchor shall take, and shall cause its Subsidiaries to take, all actions requested by Washington Federal in Washington Federal's sole discretion  that may be necessary or appropriate to (i) cause one or more Anchor Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Anchor Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Anchor Benefit Plan for such period as may be requested by Washington Federal, or (iv) facilitate the merger of any Anchor Benefit Plan into any employee benefit plan maintained by Washington Federal or a Washington Federal Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Washington Federal's reasonable prior review and approval, which shall not be unreasonably withheld.
(d)            At the Effective Time, Washington Federal shall cause Washington Federal, National Association to assume and honor the Anchor Bank Amended and Restated Change in Control Severance Plan of 2010 (the "Anchor Bank Severance Plan") subject to the Anchor Bank Severance Plan being amended by Anchor Bank prior to the Effective Time to provide for the execution and delivery of a general release by each employee as a condition to his or her right or entitlement to a severance benefit and that payment of the severance benefit shall be made within ten (10) days after the expiration of any opt-out period provided in the release, which amendment shall be made in compliance with Section 409A of the Code and in form and substance reasonably satisfactory to Washington Federal.
(e)            Nothing in this Section 6.5 shall be construed to limit the right of Washington Federal or any of its Subsidiaries (including, following the Effective Time, any Anchor Subsidiary) to amend or terminate any Anchor Benefit Plan or other employee benefit plan after the Effective Time, to the extent such amendment or termination is permitted by the terms of the applicable plan and not inconsistent with the provisions contained in this Section 6.5, nor shall anything in this Section 6.5 be construed to require Washington Federal or any of its Subsidiaries (including, following the Effective Time, any Anchor Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
(f)            Anchor shall take all actions necessary to terminate the Anchor ESOP, effective no later than the day immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the Anchor ESOP as of the Effective Time shall become fully vested upon termination of the Anchor ESOP  In connection with such termination, (i) the loan indebtedness of the Anchor ESOP to Anchor or Anchor Bank shall be extinguished, (ii) the unallocated shares of Anchor Common Stock held by the Anchor ESOP that are Anchor ESOP Loan Shares shall be cancelled and (iii) the Washington Federal Common Stock and cash, if any, received in the Merger for the remaining unallocated shares of Anchor Common Stock held by the Anchor ESOP shall be allocated to participant accounts in accordance with the terms of the Anchor ESOP.  As soon as practicable after the date hereof, counsel for Anchor shall prepare all necessary documents to be filed with the IRS for a determination letter for termination of the Anchor ESOP, effective immediately prior to the Effective Time, and Anchor shall file or cause to be filed such documents with the IRS following review of such documents be Washington Federal and its counsel.  The Parties shall use commercially reasonable best efforts to obtain such favorable determination letter.  As soon as practicable following the later of the Effective Time  or the receipt of a favorable determination letter from the IRS regarding the qualified status of the Anchor ESOP upon its termination, the account balances in the Anchor ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Anchor ESOP in the ordinary course for reasons other than the termination of such plan.  Washington Federal agrees to permit Covered Employees to rollover their account balances in the Anchor ESOP to a Washington Federal Qualified Plan provided they are still employed by Washington Federal or a Washington Federal Subsidiary at the time of such rollover.  Anchor shall, or shall direct the fiduciaries of the Anchor ESOP to (to the extent permitted by law), provide Washington Federal and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Anchor ESOP at least five (5) business days before such document is adopted, filed or distributed.  Prior to the Closing Date, Anchor shall provide Washington Federal with the final documentation evidencing that the actions contemplated herein have been effectuated.  Notwithstanding anything herein to the contrary, Anchor and its Subsidiaries shall continue to accrue and make contributions to the Anchor ESOP trust from the date of this Agreement through the termination date of the Anchor ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loan to the Anchor ESOP prior to the termination of the Anchor ESOP and shall make a pro-rated payment on the Anchor ESOP loan through and including the end of the calendar quarter immediately preceding the Closing Date, prior to the termination of the Anchor ESOP.
(g)            As of the Effective Time, Section 14 of the Anchor Bank Amended and Restated Phantom Stock Plan (the "Anchor Phantom Stock Plan") shall apply for Anchor and Anchor Bank employees.  Accordingly, each Anchor Phantom Stock Plan Participant (the "Anchor Phantom Stock Plan Participant") employed by Anchor or Anchor Bank as of the day immediately preceding the Effective Time shall have a 100 percent vested interest in his or her Anchor Phantom Stock Benefit (as defined under the Anchor Phantom Stock Plan).  In addition no later than sixty (60) days following the Effective Time all Anchor Phantom Stock Plan Participants (including both Anchor and Anchor Bank current and former employees and directors participating in the Anchor Phantom Stock Plan) shall receive a cash lump sum equal to the value of his or her entire Anchor Phantom Stock Benefit, determined as of the Effective Time.  All amounts payable hereunder shall be paid without any interest and subject to any required tax withholding, and shall be conditioned on the recipient executing an acknowledgment in a form reasonably satisfactory to Washington Federal that the payment represents the full satisfaction of all obligations and liabilities with respect to the Anchor Phantom Stock Plan.

(h)            Upon consummation of the Merger, Washington Federal shall, or shall cause Washington Federal, National Association to, honor each change in control provision in the employment or change in control severance agreements to which Anchor or Anchor Bank is a party with any of its employees. Washington Federal agrees and acknowledges that the Merger constitutes a change in control as defined in each such employment or change in control severance agreement, and agrees to terminate or cause to be terminated, at the Effective Time, the employment without cause of each employee of Anchor and Anchor Bank who is party to an employment or change in control severance agreement and to pay at such time the change in control benefits owed to each such employee under the terms of his or her employment or change in control severance agreement. Concurrently with the execution of this Agreement, Washington Federal, National Association shall enter into a consulting agreement with Terri L. Degner, in the form attached hereto as Exhibit D, with the term to commence immediately following the termination of Ms. Degner's current employment agreement at the Effective Time.
6.6            Officers' and Directors' Insurance; Indemnification.
(a)            For six (6) years from and after the Effective Time, Washington Federal shall maintain officers' and directors' liability insurance covering the persons who are covered by Anchor's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend, on an annual basis, during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Anchor (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if Washington Federal is unable to maintain or obtain the insurance called for by this Section 6.6(a), Washington Federal shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. At Anchor's option, Anchor may, in lieu of the foregoing, (or, if requested by Washington Federal, Anchor shall) purchase prior to the Effective Time, a 6 year prepaid "tail" policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 250% of the current annual premium for such insurance.  If such prepaid "tail" policy has been obtained by Anchor prior to the Effective Time, Washington Federal shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of Anchor or its Subsidiaries may be required to make application and provide customary representations and warranties to Washington Federal's insurance carrier for the purpose of obtaining such insurance.

(b)            For six (6) years from and after the Effective Time, Washington Federal shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Anchor or any of its Subsidiaries (each, an "Anchor Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Washington Federal, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which an Anchor Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Anchor or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Anchor and its Subsidiaries and to the fullest extent otherwise permitted by law.
(c)            In connection with the indemnification provided pursuant to Section 6.6(b), Washington Federal and/or a Washington Federal Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Anchor Indemnified Person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Anchor Indemnified Person or multiple Anchor Indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Washington Federal and (ii) will cooperate in the defense of any such matter.
(d)            This Section 6.6 shall survive the Effective Time, is intended to benefit each Anchor Indemnified Person (each of whom shall be entitled to enforce this Section against Washington Federal), and shall be binding on all successors and assigns of Washington Federal.
(e)            In the event Washington Federal or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Washington Federal assume the obligations set forth in this Section 6.6.
6.7            Exemption from Liability Under Section 16(b). Each of the Board of Directors of Washington Federal and Anchor or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Anchor Insiders of Washington Federal Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term "Anchor Insiders" means those officers and directors of Anchor who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Washington Federal in conjunction with the Merger.
6.8            No Solicitation.
(a)            Anchor agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Anchor and its Subsidiaries (the "Anchor Individuals") not to, and will use its commercially reasonable best efforts to cause Anchor's and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Anchor Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Anchor Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Anchor will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Washington Federal with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)            Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Anchor Shareholder Approval, in the event Anchor receives an unsolicited Acquisition Proposal and the Board of Directors of Anchor determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Anchor may, and may permit its Subsidiaries and the Anchor Individuals and the Anchor Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Anchor than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Anchor Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Anchor determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law.
(c)            The Board of Directors of Anchor shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Washington Federal, the Anchor Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Washington Federal the Anchor Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of Anchor (including any committee thereof) may, at any time prior to obtaining the Anchor Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Anchor determines in good faith (after consultation with Anchor's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Anchor may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Washington Federal at least four (4) business days, following Washington Federal's initial receipt of written notice that the Board of Directors of Anchor has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Washington Federal, the Board of Directors of Anchor determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)            Anchor will promptly (and in any event within two (2) business days) advise Washington Federal in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Washington Federal apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)            As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Anchor or Anchor Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Anchor or Anchor Bank, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of Anchor concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.9            Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Anchor and Washington Federal shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.10            Correction of Information. Each of Anchor and Washington Federal shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.11            Integration. From and after the date hereof, Anchor shall, and shall cause Anchor Bank and its and Anchor Bank's directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit Washington Federal,

National Association to train Anchor Bank employees who are expected to continue employment with Washington Federal, National Association, including excusing such employees from their duties for the purpose of training and orientation by Washington Federal, National Association and (ii) cause Anchor Bank's data processing consultants and software providers to, cooperate and assist Anchor Bank and Washington Federal, National Association in connection with the planned electronic and systematic conversion of all applicable data of Anchor Bank to the Washington Federal, National Association system to occur after the Effective Time, in each case without undue disruption to Anchor Bank's business, during normal business hours and at the expense of Washington Federal or Washington Federal, National Association (not to include Anchor Bank's regular employee payroll).
6.12            Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Anchor shall cause the Chief Executive Officer and Chief Financial Officer of Anchor Bank to assist and confer with the officers of Washington Federal, National Association, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Washington Federal, National Association, as the resulting bank in the Bank Merger.
6.13            Delivery of Agreements.  Anchor shall cause the Voting Agreements and Non-Solicitation Agreements to be executed by its directors and executive officers and delivered to Washington Federal prior to or simultaneously with the execution of this Agreement.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1            Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Anchor and Washington Federal, at or prior to the Closing Date of the following conditions:
(a)            Shareholder Approval. The Anchor Shareholder Approval shall have been obtained.
(b)            Nasdaq Listing. The shares of Washington Federal Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c)            Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e)            Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of Washington Federal including any condition that would increase the minimum regulatory capital requirements of Washington Federal or Washington Federal, National Association (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").

7.2            Conditions to Obligations of Washington Federal. The obligation of Washington Federal to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Washington Federal, at or prior to the Closing Date, of the following conditions:
(a)            Representations and Warranties. The representations and warranties of Anchor set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker's Fees), Section 3.8(a) (Absence of Changes), and Section 3.25 (Anchor Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on the Closing Date; and

(C)
no other representation or warranty of Anchor shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Anchor has had or would reasonably be expected to result in a Material Adverse Effect on Anchor;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Washington Federal shall have received a certificate signed on behalf of Anchor by the Chief Executive Officer or the Chief Financial Officer of Anchor to the foregoing effect.
(b)            Performance of Obligations of Anchor. Anchor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Washington Federal shall have received a certificate signed on behalf of Anchor by the Chief Executive Officer or the Chief Financial Officer of Anchor to such effect.
(c)            Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Anchor Common Stock.

(d)            Opinion of Tax Counsel.  Washington Federal shall have received an opinion from Davis Wright Tremaine LLP, special counsel to Washington Federal, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Davis Wright Tremaine LLP may require and rely upon representations contained in letters from each of Washington Federal and Anchor.
7.3            Conditions to Obligations of Anchor. The obligation of Anchor to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Anchor, at or prior to the Closing Date, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Washington Federal set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(a) (Absence of Changes) and Section 4.23 (Washington Federal Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of Washington Federal shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Washington Federal has had or would reasonably be expected to result in a Material Adverse Effect on Washington Federal;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Anchor shall have received a certificate signed on behalf of Washington Federal by the Chief Executive Officer or the Chief Financial Officer of Washington Federal to the foregoing effect.
(b)            Performance of Obligations of Washington Federal. Washington Federal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Anchor shall have received a certificate signed on behalf of Washington Federal by the Chief Executive Officer or the Chief Financial Officer of Washington Federal to such effect.

(c)            Opinion of Tax Counsel.  Anchor shall have received an opinion from Silver, Freedman, Taff & Tiernan L.L.P. special counsel to Anchor, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan L.L.P. may require and rely upon representations contained in letters from each of Washington Federal and Anchor.
ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Anchor Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)            by the written mutual consent of Anchor and Washington Federal;

(b)            by either Anchor or Washington Federal, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)            by either Anchor or Washington Federal, if the Merger shall not have been consummated on or before December 31, 2017, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)            by either Anchor or Washington Federal (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Anchor, in the case of a termination by Washington Federal, or Washington Federal, in the case of a termination by Anchor, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)            by Washington Federal if (i) the Board of Directors of Anchor (or any committee thereof) shall have failed to make the Anchor Board Recommendation or made a Change in Recommendation or (ii) Anchor shall have materially breached any of the provisions set forth in Section 6.8 or (iii) Anchor shall have refused to call or hold the Anchor Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f)            by Anchor prior to obtaining the Anchor Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Anchor has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);
(g)            by either Anchor or Washington Federal, if the provisions of Section 8.1(e) are not applicable and the shareholders of Anchor fail to provide the Anchor Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or
(h)            by Anchor at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (i) and (ii) are satisfied:
(i)    the Washington Federal Average Closing Price shall be less than 87% of the Starting Price; and
(ii)    the number obtained by dividing the Washington Federal Average Closing Price by the Starting Price shall be less than the number obtain by dividing (x) the average Index Price for the twenty consecutive trading days immediately prior to the Determination Date by (y) the Index Price on the Starting Date minus 0.13.
If Anchor elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Washington Federal; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the period commencing with its receipt of such notice and ending at the Closing Date, Washington Federal shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (i) or (ii) above shall be deemed not to exist by virtue of Washington Federal increasing the Merger Consideration.
If Washington Federal makes this election, within such period, it shall give prompt written notice to Anchor of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Merger Consideration, shall have been so modified), and any references in this Agreement to "Exchange Ratio" and "Merger  Consideration" shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment made pursuant to this Section 8.1(h).

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:
 "Determination Date" shall mean the fifth calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day on the Nasdaq, then the trading day immediately preceding such calendar day.
"Index Price" on a given date means the closing price of the SNL US Bank and Thrift Index.
"Starting Date" means the trading day on the Nasdaq preceding the day on which the parties publicly announce the signing of this Agreement.

"Starting Price" means $32.60.

If Washington Federal declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the Washington Federal Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).
8.2            Effect of Termination. In the event of termination of this Agreement by either Anchor or Washington Federal as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Anchor, Washington Federal, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3            Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Anchor, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by Washington Federal, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4            Termination Fee.
(a)            If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Anchor shall immediately following such termination pay Washington Federal an amount equal to $2,236,500 (the "Termination Fee"), and (ii) in the case of termination under

Section 8.1(f), Anchor shall, simultaneously with such termination and as a condition thereof, pay Washington Federal the Termination Fee, in each case in same-day funds.
(b)            If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Anchor or Anchor Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Anchor shall immediately pay Washington Federal the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)              The payment of the Termination Fee shall fully discharge Anchor from any and all liability under this Agreement and related to the transactions contemplated herein, and Washington Federal shall not be entitled to any other relief or remedy against Anchor. If the Termination Fee is not payable, Washington Federal may pursue any and all remedies available to it against Anchor on account of a willful and material breach by Anchor of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Washington Federal shall have the right to pursue any and all remedies available to it against Anchor on account of the willful and material breach by Anchor of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a) Anchor may pursue any and all remedies available to it against Washington Federal on account of a willful and material breach by Washington Federal of any of the provisions of this Agreement.
8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Anchor; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Anchor, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6            Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

 GENERAL PROVISIONS
9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)            if to Washington Federal, to:
Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
Attention:  Brent J. Beardall, President and Chief Executive Officer
Facsimile: (206) 624-2334

with a copy to:
Davis Wright Tremaine LLP
1201 Third Avenue, Ste. 2200
Seattle, WA 98101-3045
Attention: Andrew J. Schultheis
Facsimile: (206) 757-7143
(b)            if to Anchor, to:
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503
Attention:  Jerald L. Shaw, President and Chief Executive Officer
Facsimile: (360) 252-7149

with a copy to:
Breyer & Associates PC
8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Facsimile: (703) 883-2511

9.4            Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5            Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7            Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Washington and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.
9.8            Publicity. Neither Anchor nor Washington Federal shall, and neither Anchor nor Washington Federal shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Washington Federal, in the case of a proposed announcement or statement by Anchor, or Anchor, in the case of a proposed announcement or statement by Washington Federal; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10            Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Washington Federal and Anchor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
WASHINGTON FEDERAL, INC.

By: /s/Brent J. Beardall
Name: Brent J. Beardall
Title: President and Chief Executive Officer

ANCHOR BANCORP

By: /s/Jerald L. Shaw
Name: Jerald L. Shaw
Title: President and Chief Executive Officer

 EXHIBIT A

Voting Agreement

April 11, 2017

Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101

Attention:  Brent J. Beardall, President and Chief Executive Officer

Dear Ladies and Gentlemen:

The undersigned (the "Shareholder") owns shares, either of record or beneficially, of the common stock of Anchor Bancorp ("Anchor").  The Shareholder understands that Washington Federal, Inc. ("you" or "Washington Federal") and Anchor are simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of Anchor with and into Washington Federal (the "Merger"), in which the outstanding shares of common stock of Anchor  will be exchanged for Washington Federal common stock.

The Shareholder is entering into this Voting Agreement to induce Washington Federal to simultaneously enter into the Merger Agreement and to consummate the Merger.

The Shareholder confirms his, her or its agreement with Washington Federal as follows:

       1.    This Agreement shall not apply to those shares of Anchor common stock, if any (the "Excluded Shares"), that the Shareholder (i) may exercise voting or investment power as a fiduciary for others or (ii) as to which the Shareholder does not have, directly or indirectly, sole voting power.  The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock, excluding Excluded Shares, of Anchor which is set forth opposite the Shareholder's signature on this Voting Agreement (the "Shares").

       2.    The Shareholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to Washington Federal, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Washington Federal.

       3.    Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares;

(a)
in favor of the approval and adoption of the Merger Agreement and approval of the Merger and any action required in furtherance thereof at any meeting of shareholders of Anchor called to consider and vote on the Merger Agreement;

(b)
against any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders called to consider and vote on the Meger Agreement.

       4.    The Shareholder represents and warrants to Washington Federal that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       5.    This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the transactions contemplated by the Merger Agreement by Anchor's shareholders; or (c) mutual agreement in writing of the parties hereto providing for the termination hereof.

       6.    Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, at law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement.

       7.    Wherever in this Agreement there is a reference to a number of shares of stock, then, upon the occurrence of any recapitalization, subdivision, combination or stock dividend of such class of stock, the number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class of stock by such recapitalization, subdivision, combination or stock dividend.

       8.    This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

       9.    This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

       10.    The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

     11.    This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        12.    The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Washington.
2

           13.    This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.

        14.    Nothing in this Voting Agreement shall be construed to give Washington Federal any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Washington Federal any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Washington Federal shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Anchor  or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

        15.    The Shareholder agrees that, in the event of his, her or its breach of any of the terms of this Voting Agreement, Washington Federal shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Washington Federal for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

       16.    No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of Anchor .

       17.    The Shareholder hereby authorizes Anchor and Washington Federal to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement for the meeting of shareholders of Anchor called to consider and vote on the Merger Agreement the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder and Washington Federal by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]
3

 Signature of Shareholder:
Number of Shares of Common Stock
held of record or beneficially owned by
the Shareholder or over which the Shareholder
exercises voting power (other than Excluded Shares):
___________________________________

Very truly yours,

(Signature)

(Print Name of Shareholder)

(Print Name of Trust, if applicable)
Accepted and Agreed to as of this
11th day of April, 2017:
WASHINGTON FEDERAL, INC.
By:            ______________________________
Authorized Officer
4

Addendum to Voting Agreement
(for execution where Shareholder
signs in fiduciary capacity)
This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated April 11, 2017 (the "Voting Agreement") between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the "Trust"), and Washington Federal, Inc.   The undersigned grantor (the "Grantor") of the Trust hereby represents and warrants to, and agrees with, Washington Federal, Inc. and the Shareholder as follows:
(1)  Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.
(2)  The Shareholder, as Trustee of the Trust, is the record owner of the Shares.
(3)  The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.
(4)  The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.

Signature of Grantor:

(Signature)

(Print Name)

Date Signed:

5

EXHIBIT B

RESIGNATION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Solicitation and Confidentiality Agreement (this "Agreement") is entered into this 11th day of April, 2017 (but shall be effective at the Effective Time (as hereinafter defined)) by and between Washington Federal, Inc. ("Washington Federal") and __________ (the "Director").

WHEREAS, the Director is a member of the boards of directors of Anchor Bancorp ("Anchor") and Anchor Bank;

WHEREAS, the Director is the owner of shares of the common stock of Anchor;

WHEREAS, Anchor is simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with Washington Federal, providing for, among other things, the merger of Anchor with and into Washington Federal (the "Merger");

WHEREAS, the Director is entering into this Agreement to induce Washington Federal to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Director will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Director being the owner of shares of common stock of Anchor.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Washington Federal and the Director hereby agree as follows:

1.            The Director does hereby resign as a member of the board of directors of Anchor at the effective time of the consummation of the Merger (the "Effective Time") and as a member of the board of directors of Anchor Bank at the time of the consummation of the merger of Anchor Bank with and into Washington Federal, National Association.

2.            The Director hereby covenants and agrees that he shall not:

(a)                                during the one year period next following the Effective Time (the "Restricted Period"), directly or indirectly, solicit or offer employment to any officer or employee of Washington Federal or any of its subsidiaries, or provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, Washington Federal or any of its subsidiaries to terminate his, her or its employment or business relationship with Washington Federal or any of its subsidiaries; or

(b)            during the Restricted Period, make any remarks or statements, whether orally or in writing, about Washington Federal or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his rights under the Merger Agreement and the related documents.

3.            The Director hereby further covenants and agrees that at all times after the Effective Time, he shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than Washington Federal and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Anchor or Anchor Bank or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of Anchor or Anchor Bank (including that which gives Anchor Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of Anchor or Anchor Bank; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Director under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Director for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Director and his family.

4.            If the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.            The Director acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Director should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement Washington Federal's remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Director of any of the provisions of paragraph 2 or 3 of this Agreement, Washington Federal shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the Director and Washington Federal under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party.  Moreover, if the Director has violated any of the provisions of paragraph 2, Washington Federal's right to injunctive

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relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of paragraph 2.  If Washington Federal is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.            This Agreement shall be governed by the laws of the State of Washington.

7.            This Agreement represents the entire agreement between Washington Federal and the Director concerning its subject matter and may not be modified except by a written agreement signed by the parties.

8.            This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.            This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

10.            This Agreement shall be binding upon and inure to the benefit of the parties and Washington Federal's successors in interest.

Washington Federal, Inc.

By: Brent J. Beardall
Its: President and Chief Executive Officer

Director

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